EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter (2Q) of 2006, Utah Medical Products, Inc.’s (Nasdaq: UTMD) consolidated sales were up 4%, gross profits up 1%, operating profits up 5%, net income up 9%, and earnings per share (eps) up 14%, compared to 2Q 2005.

Comparing 2Q 2006 sales to 2Q 2005 sales in product categories, neonatal product sales were up 4%, obstetrics product sales were down 1%, gynecology/ electrosurgery product sales were up 18% and blood pressure monitoring/ components sales were down 1%. Domestic sales in 2Q 2006 were down 2%, while international sales were up 21% compared to the same quarter last year. Although trade shipments from Ireland were down 8% in EURO terms, they were only down 6% in US Dollar terms because of a weaker U.S. dollar.

UTMD’s gross profit margin in 2Q 2006 was only 55.9% compared to 57.2% in 2Q 2005, primarily because the current quarter’s sales growth was driven by international shipments at lower than average prices. Even with a lower gross profit margin, 2Q 2006 operating profits grew more than the rate of sales growth because operating expenses declined to 20.3% of sales compared to 22.1% of sales in 2Q 2005. Litigation expenses, which are part of G&A expenses, were $279,000 lower than in 2Q 2005. The lower litigation expenses were offset by $32,800 in G&A expenses for estimated option expense, according to valuations established by the Black-Scholes model, which were not part of 2Q 2005 expenses. The impact of expensing options, which did not occur in the prior year, to year-to-date operating expenses for the first half (1H) of 2006 was $75,700. In addition, higher 2Q 2006 R&D expenses resulted from a one-time $130,000 write-off of intellectual property which looks as if it will not come to fruition in terms of a marketable product.

Net income was up substantially because, in addition to the increase in operating profits, the Company liquidated most of its investments in common stock securities, resulting in realizing capital gains of $305,000 during 2Q 2006. Virtually all of UTMD’s excess cash is now invested in short term money market instruments, currently yielding about 4.9%. Partially offsetting the higher non-operating income from investments, the Company’s consolidated provision for income taxes in 2Q 2006 was 35.0% of pretax profits compared to 29.7% in 2Q 2005. In 2005, UTMD benefited from The American Jobs Creation Act of 2004 which allowed a tax deduction on foreign earnings repatriated in 2005.

According to CEO Kevin Cornwell, “Based on an excellent operating performance during the first half of the year, the Company is well on its way to meeting its overall plan for 2006.” Comparing year-to-date financial results for 1H 2006 with 1H 2005,

Sales	+ 5%
Gross Profits	+ 4%
Operating Profits	+ 4%
Earnings before Taxes (EBT)	+ 13%
Net Income	+ 6%
Earnings per Share (EPS)	+12%

Eps for the most recent 4 calendar quarters were $1.91.

Financial ratios as of June 30, 2006 which may be of interest to shareholders follow:
1)  Current Ratio = 9.6
2)  Days in Receivables (based on 2Q sales activity) = 45
3)  Average Inventory Turns (based on 2Q CGS) = 3.8
4)  Year-to-Date ROE = 16% (after dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 96,300 in 2Q 2006 compared to 218,700 in 2Q 2005, and 106,200 in 1H 2006 compared to 224,300 in 1H 2005. The actual number of outstanding shares at the end of 2Q 2006 was 3,929,600 which included 2Q employee option exercises of 3,700 shares and 2Q share repurchases of 39,500. The average price paid by the Company to repurchase shares in the open market during 2Q 2006 was $30.84 including commissions. Year-to-date purchases through 1H 2006 have been 51,600 shares at an average per share cost of $30.80. The total number of outstanding unexercised options at June 30, 2006 was 286,300 shares at an average exercise price of $18.33/ share, including shares awarded but not vested. This compares to 701,400 unexercised option shares outstanding at the end of 2Q 2005.

Investors are cautioned that this press release may contain forward looking statements, and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2006 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2006	2Q 2005	Percent Change
Net Sales	$7,293	$7,028	+3.8%
Gross Profit	4,077	4,022	+1.4%
Operating Income	2,595	2,471	+5.0%
Income Before Tax	3,166	2,684	+18.0%
Net Income	2,059	1,887	+9.1%
Earnings Per Share	$0.509	$.446	+14.1%
Shares Outstanding (diluted)	4,043	4,229

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2006	1H 2005	Percent Change
Net Sales	$14,396	$13,680	+5.2%
Gross Profit	8,084	7,756	+4.2%
Operating Income	5,227	5,023	+4.1%
Income Before Tax	6,212	5,490	+13.2%
Net Income	4,094	3,856	+6.2%
Earnings Per Share	$1.010	$0.902	+12.0%
Shares Outstanding (diluted)	4,056	4,277

BALANCE SHEET
(in thousands)
	(unaudited) JUN 30, 2006	(audited) DEC 31, 2005	(unaudited) JUN 30, 2005
Assets
Cash & Investments	$18,421	$17,453	$13,302
Receivables, Net	3,879	4,418	3,935
Inventories	3,323	3,305	2,650
Other Current Assets	661	682	956
Total Current Assets	26,284	25,858	20,843
Property & Equipment, Net	8,360	8,160	8,423
Intangible Assets, Net	7,470	7,624	7,649
Total Assets	$42,114	$41,642	$36,915
Liabilities & Shareholders’ Equity
Total Current Liabilities	$2,724	$3,175	$2,693
Note Payable	5,313	5,336	-
Deferred Income Taxes	187	274	672
Stockholders’ Equity	33,890	32,857	33,550
Total Liabilities & Shareholders’ Equity	$42,114	$41,642	$36,915